Exhibit 99.1

Contact:
Stephen C. Richards
The Princeton Review, Inc.
(508) 663-5053
srichards@review.com

FOR IMMEDIATE RELEASE

The Princeton Review Reports Second Quarter and Six Month Financial Results

•	Revenue increased 9.3% over 2008 to $76.3 million for six month period

•	Loss per share from continuing operations for six month period of $0.06 compared to loss per share of $0.03 in 2008

FRAMINGHAM, MA – August 6, 2009 - The Princeton Review, Inc. (Nasdaq: REVU), a leading provider of test preparation and supplemental educational services, today announced revenue of $76.3 million and operating income from continuing operations of $0.7 million for the six months ended June 30, 2009.

For the six months ended June 30, 2009, revenue increased 9.3% to $76.3 million, from $69.8 million in the six month period ended June 30, 2008. The Company’s operating income from continuing operations was $0.7 million in 2009 compared to $1.8 million in 2008. The 2009 six month results include restructuring charges of $4.0 million compared to $1.8 million in 2008.

For the quarter ended June 30, 2009, revenue decreased 7.6% to $31.5 million, compared to $34.1 million in 2008. The Princeton Review reported an operating loss from continuing operations of $1.8 million compared to operating income of $1.6 million in 2008.

CEO Comment

“Our revenue growth for the six months ended June 30, 2009, while positive, has been negatively affected by continuing macro-economic challenges and industry pricing pressures. Despite this our earnings growth reflects the continued effective execution of our strategy. Both our test prep and supplemental educational services businesses are subject to seasonality and a greater proportion of our first half revenues fell in our first quarter this year as opposed to our second quarter. This was especially true for our SES division,” said Michael Perik, CEO and President. “Our test prep enrollments are up, which we believe is an indicator that consumer awareness of The Princeton Review and our overall brand presence in the marketplace continues to grow.”

Test Preparation Services

For the second quarter of 2009, Test Preparation Services division revenue decreased by $3.1 million, or 11%, to $25.2 million in 2009, from $28.3 million in the second quarter of 2008. For the six month period, Test Preparation Services revenue increased by $1.2 million, or 2.3%, to $52.6 million in 2009, from $51.4 million in 2008. Revenue for our second quarter and six month period include incremental revenue from our 2008 acquisitions of the Test Services, Inc. and Southern California franchises, which were completed in March and July 2008, respectively, which were offset by lower franchise fees and lower revenue per enrollment due to lower prices and shifts in product mix compared to 2008. The second quarter revenue is also impacted by earlier start dates for May and June SAT courses, which shifted some revenue from the second quarter to the first quarter of this year as compared to 2008.

Operating income in the Test Preparation Services division was $2.2 million for the second quarter of 2009, compared to $6.5 million for the second quarter of 2008. For the six month period, operating income in the Test Prep division was $5.7 million in 2009 compared to $9.4 million in 2008. Lower gross margin due to a decline in average revenue per enrollment and incremental amortization and depreciation due to 2008 acquisitions are the primary reasons for the decline in Test Preparation Services division operating income.

Supplemental Educational Services (SES)

For the second quarter of 2009, SES revenues increased by $0.5 million, or 8.6%, to $6.3 million compared to $5.8 million in the second quarter of 2008. For the six month period, SES revenue increased by $5.3 million, or 28.8%, to $23.7 million, from $18.4 million in 2008. The 2009 increases resulted from new market expansion.

Operating loss in the SES division was $0.4 million for the second quarter of 2009 compared to operating income of $1.1 million in the second quarter of 2008. The operating loss is due to lower student attendance and associated administrative expenses in new markets in 2009. For the six month period, SES division operating income was $5.7 million compared to $4.5 million in 2008 due to increased revenue from new market expansion.

Conference Call Details

The Princeton Review will review its second quarter 2009 financial results and provide additional business highlights on a conference call at 4:30 p.m. Eastern Daylight Time today. A copy of this earnings release is available at http://ir.princetonreview.com/releases.cfm?type=earnings. To participate on the live call, investors should dial (719) 325-4943 approximately ten minutes prior to the start time. In addition, the call will be available via live webcast over the Internet. To access the live webcast of the conference call, please go to http://ir.princetonreview.com/events.cfm 15 minutes prior to the start time of the call to register. An archived webcast will be available on the Company’s website at http://ir.princetonreview.com/events.cfm. Additionally, a replay of the call can be accessed by dialing either (888) 203-1112 or (719) 457-0820, passcode 3430511, through September 7, 2009.

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About The Princeton Review, Inc.

The Princeton Review (Nasdaq: REVU) has been a pioneer and leader in helping students achieve their higher education goals for more than 25 years through college and graduate school test preparation and private tutoring. With more than 165 print and digital publications and a free website, www.PrincetonReview.com, the Company provides students and their parents with the resources to research, apply to, prepare for, and learn how to pay for higher education. The Princeton Review also partners with schools and guidance counselors throughout the U.S. to assist in college readiness, test preparation and career planning services, helping more students pursue postsecondary education.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “believe,” “intend,” “expect,” “may,” “could,” “would,” “will,” “should,” “plan,” “project,” “contemplate,” “anticipate,” or similar statements. Because these statements reflect The Princeton Review’s current views concerning future events, these forward-looking statements are subject to risks and uncertainties. The Princeton Review’s actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, demand for the company’s products and services; the company’s ability to compete effectively and adjust to rapidly changing market dynamics; the timing of revenue recognition from significant contracts with schools and school districts; market acceptance of the company’s newer products and services; continued federal and state focus on assessment and remediation in K-12 education; and the other factors described under the caption “Risk Factors” in The Princeton Review’s most recent Form 10-K filed with the Securities and Exchange Commission. The Princeton Review undertakes no obligation to update publicly any forward-looking statements contained in this press release.

- Tables to Follow -

THE PRINCETON REVIEW, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue
Test Preparation Services	$25,220	$28,272	$52,583	$51,422
SES Services	6,252	5,780	23,712	18,372

Total revenue	31,472	34,052	76,295	69,794

Cost of revenue
Test Preparation Services	10,024	8,971	19,482	17,858
SES Services	3,661	2,392	11,562	8,055

Total cost of revenue	13,685	11,363	31,044	25,913

Gross Profit	17,787	22,689	45,251	43,881

Operating expenses
Selling, general and administrative	18,451	19,747	40,547	40,341
Restructuring	1,130	1,316	4,048	1,751

Total operating expenses	19,581	21,063	44,595	42,092

Operating (loss) income from continuing operations	(1,794)	1,626	656	1,789
Interest (expense) income, net	(198)	34	(513)	127
Other income (expense)	229	(2)	254	(2)

(Loss) income from continuing operations before income taxes	(1,763)	1,658	397	1,914
Benefit (provision) for income taxes	179	(556)	(121)	(634)

(Loss) income from continuing operations	(1,584)	1,102	276	1,280
Discontinued operations
Loss from discontinued operations	(168)	(888)	(306)	(1,592)
Gain (loss) from disposal of discontinued operations	(56)	—	913	—
Benefit for income taxes	2	51	49	—

(Loss) income from discontinued operations	(222)	(837)	656	(1,592)
Net (loss) income	(1,806)	265	932	(312)
Dividends and accretion on Preferred Stock	(1,208)	(1,149)	(2,415)	(2,298)

Net loss attributed to common stockholders	$(3,014)	$(884)	$(1,483)	$(2,610)

Earnings (loss) per share
Basic and diluted:
Loss from continuing operations	$(0.08)	$—	$(0.06)	$(0.03)
Income (loss) from discontinued operations	(0.01)	(0.03)	0.02	(0.05)

Loss attributable to common shareholders	$(0.09)	$(0.03)	$(0.04)	$(0.08)

Weighted average shares used in computing income (loss) per share
Basic and diluted	33,719	32,918	33,730	31,202